The #1 Airborne Healthcare Company

Air Methods Announces Year 2008 Financial Results
And Provides First Quarter 2009 Update

DENVER, CO., March 10, 2009 -- Air Methods Corporation (NasdaqGS: AIRM), the largest air medical transportation company in the world, reported revenue and net income for the year and fourth quarter ended December 31, 2008.

For the year, revenue increased 26% to $498.8 million compared to $396.3 million in the prior year.  Net income decreased 30% from $27.5 million, or $2.20 per diluted share, in the prior year to $19.3 million, or $1.54 per diluted share, in the current year.  The current year results include a $1.5 million ($0.12 per diluted share) decrease in income tax expense resulting from a decrease in the effective state income tax rate due to a change in Colorado statute.  The prior-year results included a decrease in income tax expense of $1.1 million ($0.08 per diluted share) resulting from approved changes in tax depreciation methods.

For the fourth quarter, revenue decreased 3% to $118.9 million as compared with $122.6 million during the prior-year period.  Net income decreased 23% to $3.7 million, or $0.30 per diluted share, compared to net income of $4.8 million, or $0.38 per diluted share, in the prior-year period.  The current-year quarter results include a $1.5 million ($0.12 per diluted share) decrease in income tax expense as discussed above, while the prior-year fourth quarter included a decrease in income tax expense of $1.1 million ($0.08 per diluted share) also discussed above.   The Company had previously announced that its current-year fourth quarter results included a 39% increase in employee healthcare costs of $1.2 million ($0.06 per diluted share after taxes) as compared with the prior-year fourth quarter, attributed to several large individual claims.

During the fourth quarter of 2008, total patients transported within community-based operations were 9,496, as compared with 10,738 during the prior-year quarter, a 12% decrease.  Patients transported for community bases in operation greater than one year (Same-Base Transports) decreased by 831 transports, or 8%, while weather cancellations for these same bases decreased by 394 transports compared with the prior-year period.  Revenue per community-based transport increased from $6,597 in the fourth quarter of 2007 and $7,047 in the third quarter of 2008, to $7,156 in the current-year fourth quarter.  Consolidated maintenance expenses per flight hour of $572 during the current-year quarter were mostly unchanged from the prior-year fourth quarter.  Fuel expenses per community-based transport decreased by 4% to $330 as compared with the prior-year quarter.

The Company also provided an update on first quarter 2009 operations to-date.  Same-Base Transports within community-based operations through February were down 424 patient transports, or 7%, as compared with the prior-year period, while weather cancellations for these same bases decreased by 664 as compared with the prior-year period.  Total community-based patient transports for the two-month period were 5,936 as compared with 6,818 in the prior-year period.  For the month of February, Same-Based Transports were down only 2%.

The Company also announced that maintenance expenses for the month of January were significantly below historical levels.  Preliminary maintenance expenses were approximately 20% below the 2008 monthly average and January 2008 actual results.  In addition, net revenue per community-based transport in January reflected healthy increases over the fourth quarter 2008 average.  This improvement was attributed, in part, to the 5% price increase in gross charges effective January 1, 2009.  Fuel expenses per community-based transport in January were $241, reflecting a 24% decrease from the prior-year month.

Aaron Todd, CEO of Air Methods, commented, “We are pleased with our fourth quarter results considering the recent softness in demand for service caused by the current economic environment.   Fuel prices and maintenance expenditures showed moderation during the last quarter of 2008 and have continued to improve significantly during the first month of 2009.  Our reimbursement continues to reflect benefits from previous price increases, while our flight volume through February is in line with our beginning-of-the-year expectations.”

The Company will discuss these results in a conference call scheduled today at 4:15 p.m. Eastern.  Interested parties can access the call by dialing (877) 883-0656 (domestic) or (706) 643-8826 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 88611116, for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days.

Air Methods Corporation (www.airmethods.com) is a leader in emergency air medical transportation and medical services. The Hospital Based Services Division is the largest provider of air medical transport services for hospitals. The Community Based Services Division is the largest community-based provider of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 320 helicopters and fixed wing aircraft.

Forward Looking Statements: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the size, structure and growth of the Company's air medical services and products markets; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; and other matters set forth in the Company's public filings.

CONTACTS:  Aaron D. Todd, Chief Executive Officer, (303) 792-7413.  Please contact Christine Clarke at (303) 792-7579 to be included on the Company’s fax and/or mailing list.

– FINANCIAL STATEMENTS ATTACHED –

	December 31, 2008	December 31, 2007

ASSETS

Current assets:
Cash and cash equivalents	$13,147	$5,134
Trade receivables, net	133,467	135,633
Other current assets	61,134	74,090

Total current assets	207,748	214,857

Net property and equipment	146,167	114,746
Other assets, net	41,009	39,949

Total assets	$394,924	$369,552

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable related to assets held for sale	$19,520	$24,203
Current portion of indebtedness	15,638	18,350
Accounts payable, accrued expenses and other	56,628	59,546

Total current liabilities	91,786	102,099

Long-term indebtedness	85,858	76,751
Other non-current liabilities	56,816	48,682

Total liabilities	234,460	227,532

Total stockholders' equity	160,464	142,020

Total liabilities and stockholders' equity	$394,924	$369,552

	Quarter Ended		Year Ended
	December 31,		December 31,

	2008	2007	2008	2007

Revenue:
Flight operations	$114,886	118,934	485,184	386,377
Product operations	4,026	3,675	13,618	9,972
Total revenue	118,912	122,609	498,802	396,349

Expenses:
Operating expenses	93,144	94,991	381,500	279,006
General and administrative	16,809	15,719	67,480	53,298
Depreciation and amortization	4,462	4,133	17,090	14,418
	114,415	114,843	466,070	346,722

Operating income	4,497	7,766	32,732	49,627

Interest expense	(1,254)	(1,700)	(5,197)	(5,609)
Loss on early extinguishment of debt	-	-	-	(757)
Other, net	763	629	2,943	2,187

Income before income taxes	4,006	6,695	30,478	45,448

Income tax expense	(270)	(1,872)	(11,209)	(17,911)

Net income	$3,736	4,823	19,269	27,537

Income per common share:	$0.31	0.40	1.59	2.30
Basic	$0.30	0.38	1.54	2.20
Diluted

Weighted average common shares outstanding:
Basic	12,107,981	12,095,296	12,155,144	11,953,871
Diluted	12,343,920	12,634,687	12,530,381	12,512,077